Exhibit 1.1

FORM OF PURCHASE AGREEMENT

Republic First Bancorp, Inc.

50 South 16th Street

Philadelphia, PA 19102

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms and agrees with you as follows:

1.	Purchase Agreement. This Purchase Agreement (the “Purchase Agreement”) is made as of August 18, 2020 between Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”), and the Investor.

2.

Authorization of Offering. The Company has authorized the issuance and sale of 2,000,000 shares (the “Shares”) of the Company’s 7.0% perpetual noncumulative convertible preferred stock, Series A, $0.01 par value per share (the “Preferred Stock”), to certain investors (the “Offering”).

3.

Other Investors. The Company may enter into agreements similar to this Purchase Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Shares to them. The Company agrees that the agreements with the Other Investors will not contain any terms or provisions more favorable to such Other Investors than are contained in this Purchase Agreement.

4.

Purchase and Sale; No Underwriting. As of the Closing (as defined below) and subject to the terms and conditions hereof, the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the number of Shares as is set forth on the signature page hereto (the “Signature Page”), at $25.00 per share. The Investor acknowledges that the Offering is not being underwritten by the placement agents (the “Placement Agents”) named in the Pricing Disclosure Package and the Prospectus (each as defined below) and that there is no minimum offering amount. The Investor acknowledges that the Company has agreed to pay the Placement Agents a fee (the “Placement Fee”) in respect of the Company’s sale of Shares to the Investors.

5.

Closing. The completion of the purchase and sale of the Shares shall occur at a closing (the “Closing”) that, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is expected to occur on or about August 26, 2020. At the Closing, (a) the Company shall cause its transfer agent to release to the Investor the number of Shares being purchased by the Investor and (b) the aggregate purchase price for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company. Physical certificates representing the Shares purchased by the Investor will not be issued to the Investor; instead, such Shares will be credited to the Investor using customary procedures for DWAC transfers through the facilities of The Depository Trust Company (“DTC”).

6.

Pricing Disclosure Package. The Company has filed or will file with the Securities and Exchange Commission (the “Commission”) (a) a prospectus dated December 3, 2018 (the “Base Prospectus”), (b) if applicable, a preliminary prospectus related to the Offering (together with the Base Prospectus, the “Statutory Prospectus”), and (c) if applicable, any issuer free writing prospectus as defined in Rule 433 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Shares and delivered to the Investor on or prior to the date hereof (the “Issuer Free Writing Prospectus”), and will file with the Commission a final prospectus supplement (together with the Base Prospectus, the “Prospectus”) with respect to the registration statement on Form S-3 (File No. 333-228279) which became effective on December 3, 2018 (the “Registration Statement”), reflecting the Offering, including all amendments thereto, the exhibits and any schedules thereto, the documents otherwise deemed to be a part thereof or included therein by the rules and regulations of the Commission (the “Rules and Regulations”) and any registration statement relating to the Offering and filed pursuant to Rule 462(b) under the Rules and Regulations (collectively, the “Registration Statements”), in conformity with the Securities Act, including Rule 424(b) thereunder. The Base Prospectus, any Statutory Prospectus, any Issuer Free Writing Prospectus and the pricing information contained in this Purchase Agreement are collectively the “Pricing Disclosure Package”. The Investor hereby confirms that it has had full access to the Pricing Disclosure Package, including the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download and print such materials.

7.

Offer and Acceptance. No offer by the Investor to purchase Shares will be accepted and no part of the aggregate purchase price for any Shares will be delivered to the Company until the Investor has received the Pricing Disclosure Package and the Company has accepted such offer by countersigning a copy of this Purchase Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or the applicable Placement Agent on behalf of the Company) sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. This Purchase Agreement will constitute only an indication of interest, involving no obligation or commitment of any kind, until the Pricing Disclosure Package has been delivered or made available to the Investor and this Purchase Agreement is accepted and countersigned by or on behalf of the Company. The Investor understands and agrees that the Company, in its sole discretion, reserves the right to accept or reject this subscription for Shares, in whole or in part.

8.

Placement Agency Agreement. The Company has entered into a Placement Agency Agreement (the “Placement Agency Agreement”), dated August 18, 2020 with Keefe, Bruyette & Woods, Inc. (the “Representative”), as representative of the several Placement Agents who will act as the Company’s exclusive placement agents with respect to the Offering and receive a fee in connection with the sale of the Shares. The Placement Agency Agreement contains certain representations and warranties of the Company. The Company acknowledges and agrees that the Investor may rely on the representations and warranties made by it to the Placement Agents in Section 1 of the Placement Agency Agreement to the same extent as if such representations and warranties had been incorporated in full herein and made directly to the Investor. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Placement Agency Agreement.

9.	Conditions to the Obligations of the Parties.

(a)

The Company’s obligation to issue and sell the Shares to the Investor shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of wire transfer of funds in the full amount of the purchase price for the Shares being purchased; (b) completion of the purchases and sales of Shares under the purchase agreements that may be executed with the Other Investors; and (c) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing.

(b)

The Investor’s obligation to purchase the Shares shall be subject to: (i) the accuracy of the representations and warranties made by the Company in the Placement Agency Agreement; and (ii) the condition that the Representative shall not have (a) terminated the Placement Agency Agreement pursuant to the terms thereof or (b) determined that the conditions to closing in the Placement Agency Agreement have not been satisfied without waiver thereof. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the Shares that they have agreed to purchase from the Company.

10.

Representations and Warranties by the Company. The Company represents and warrants to the Investor, as of the date hereof and as of the date of the Closing referred to in Section 4 hereof (the “Closing Date”), that (i) the Company has the requisite corporate power and authority to enter into this Purchase Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder; (ii) the execution and delivery of this Purchase Agreement by the Company and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Company; and (iii) this Purchase Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ and contracting parties’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

11.

Representations, Warranties and Covenants of the Investor. The Investor represents and warrants to the Company, as of the date hereof and as of the Closing Date, and agrees with the Company, as follows:

(a)

The Investor (i) has had full access to the Disclosure Package, including the Company’s periodic reports and other information incorporated by reference therein, prior to or in connection with its receipt of this Purchase Agreement, (ii) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in Shares representing an investment decision like that involved in the purchase of the Shares, and (iii) is acquiring the Shares for its own account, or an account over which it has investment discretion, and does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Shares.

(b)

The Investor, if outside the United States, will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

(c)

The Investor further represents and warrants to the Company that (i) the Investor has the requisite power, authority and capacity to enter into this Purchase Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder; (ii) the execution and delivery of this Purchase Agreement by the Investor and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Investor; and (iii) this Purchase Agreement has been duly executed by the Investor and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ and contracting parties’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)

The Investor understands that the Company has not provided it with any legal, tax or investment advice in connection with its purchase of Shares. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

(e)

From and after obtaining the knowledge of the sale of the Shares contemplated hereby, neither the Investor nor any person or entity acting on behalf of, or pursuant to any understanding with or based upon any information received from the Investor, has taken, and prior to the public announcement of the transaction shall not take, any action that has caused or will cause the Investor to have, directly or indirectly, sold or agreed to sell any shares of Preferred Stock or shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), effected any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Preferred Stock or the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Preferred Stock or the Common Stock, or with respect to any security that includes, relates to or derives any significant part of its value from the Preferred Stock or the Common Stock, whether or not, directly or indirectly, in order to hedge its position in the Shares. The Investor agrees that it will not use any of the Shares acquired pursuant to this Purchase Agreement to cover any short position in the Preferred Stock or the Common Stock if doing so would be in violation of applicable securities laws.

(f)

The Investor represents that, except as set forth below, (i) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (ii) it is not a, and it has no direct or indirect affiliation or association with any, FINRA member or an Associated Person (as such term is defined under FINRA Membership and Registration Rules Section 1011) as of the date hereof, and (iii) neither it nor any group of investors (as identified in a public filing made with the Commission) of which it is a member, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or Shares convertible or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis.

Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

12.

Securities Laws Disclosure; Publicity. The Company shall, by 9:30 a.m. (New York City time) on the business day following the date hereof, issue one or more press releases disclosing the material terms of the transactions contemplated hereby and, by 5:30 p.m. (New York City time) on August 21, 2020, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including the Placement Agency Agreement and the form of the Purchase Agreement as exhibits thereto. From and after the issuance of such press release(s), the Company shall have publicly disclosed all material, non-public information delivered to any of the Investors by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the Offering. The Company shall not disclose the name of the Investor or its investment adviser, without the Investor’s prior written consent, in any press release or other public statement about the Offering, except if such disclosure is required by law or the rules and regulations of any self-regulatory organization which the Company or its Shares are subject, in which case the Company shall promptly provide the other party with prior notice of such public statement or communication.

13.

Confirmation of Sale. The Investor acknowledges and agrees that its receipt of the Company’s signed counterpart to this Purchase Agreement, together with the Prospectus (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of Shares to the Investor hereunder.

14.

Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Purchase Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Purchase Agreement, the delivery to such Investor of the Shares being purchased and the payment therefor for a period of one year from the Closing Date.

15.

Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified mail, postage prepaid, by nationally recognized overnight express courier, or by email, or (B) if delivered from outside the United States, by International Federal Express or email, and shall be deemed given (i) if delivered by first-class registered or certified United States mail, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after delivered to the courier if next business day delivery is requested, (iii) if delivered by International Federal Express, two business days after delivered to the courier if two business day delivery is requested, (iv) if delivered by email, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

if to the Company, to:

Republic First Bancorp, Inc.

50 South 16th Street, Suite 2200

Philadelphia, PA 19102

Attention: Frank Cavallaro, Chief Financial Officer

Email: fcavallaro@myrepublicbank.com

if to the Investor, at its address on its Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

16.	Changes. This Purchase Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

17.	Headings. The headings of the various sections of this Purchase Agreement have been inserted for convenience or reference only and shall not be deemed to be part of this Purchase Agreement.

18.

Severability. In case any provision contained in this Purchase Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

19.

Governing Law; Venue; Trial by Jury. THIS PURCHASE AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto agrees that any legal suit, action or proceeding arising out of or based upon this Purchase Agreement or the transactions contemplated hereby shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or proceeding brought in any Specified Court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum. Each of the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) and the Investor hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Purchase Agreement or the transactions contemplated hereby.

20.

Counterparts. This Purchase Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

21.	Entire Agreement. This Purchase Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein.

22.

Termination. In the event that the Placement Agency Agreement is terminated by the Representative pursuant to the terms thereof, this Purchase Agreement shall terminate without any further action on the part of the parties hereto.

INVESTOR SIGNATURE PAGE

Number of Shares:

Purchase Price Per Share: $25.00

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: August 18, 2020

INVESTOR

By:

Name:

Title:

Name in which Shares are to be registered: ____________________________

Mailing Address: ____________________________

____________________________

____________________________

Taxpayer Identification Number: _________________________

Manner of Settlement: DWAC (see Exhibit A for explanation and instructions)

[Signature Page to Purchase Agreement]

AGREED AND ACCEPTED:

REPUBLIC BANCORP, INC.,

a Pennsylvania corporation

By:

Name:

Title:

Sales of the Shares purchased hereunder were made pursuant to a registration statement(s) or in a transaction in which a final prospectus would have been required to have been delivered in the absence of Rule 172 promulgated under the Securities Act.

[Signature Page to Purchase Agreement]

Exhibit A

INSTRUCTIONS FOR Settling VIA DWAC

Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth on the Signature Page of the Purchase Agreement to which this Exhibit A is attached, and released by Computershare, Inc., the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing.

Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained)

DTC Participant Number

Name of Account at DTC Participant being credited with the Shares

Account Number at DTC Participant being credited with the Shares

No later than one (1) business day after the execution of thE PURCHASE AGREEMENT TO WHICH THIS EXHIBIT A IS ATTACHED by the Investor AND THE COMPANY, the Investor shall:

(I)

direct the broker-dealer at which the account or accounts to be credited with the SHARES are maintained to set up a Deposit/Withdrawal at Custodian (“DWAC”) ON THE CLOSING DATE instructing the Transfer Agent to credit such account or accounts with the Shares, AND

(II)	remit by wire transfer the amount of funds equal to the aggregate purchase price for the SHARES being purchased by the Investor to the following account:

Computershare Trust Company, N.A.

ABA # [ ]

Account No.: [ ]

Account Name: Computershare Trust Company as E/A for Republic First Bancorp, Inc.

Such funds shall be held in escrow pursuant to an escrow agreement entered into between Computershare Trust Company, N.A. (the “Escrow Agent”), the Representative, and the Company until the Closing and delivered by the Escrow Agent on behalf of the Investor to the Company upon the satisfaction, in the sole judgment of the Representative, of the conditions set forth in Section 9 of the Purchase Agreement to which this Exhibit A is attached.